Exhibit 99.2

NEOFORMA PROVIDES UPDATE REGARDING EVALUATION OF

STRATEGIC ALTERNATIVES

SAN JOSE, CA – April 18, 2005 –Neoforma, Inc. (Nasdaq: NEOF) is confirming that VHA Inc. and the University HealthSystem Consortium (UHC) have announced, through Schedule 13D filings, their current intent to support Neoforma’s evaluation of strategic alternatives, including a possible sale or merger of the Company, and to sell their shares of Neoforma common stock in a transaction on terms that are acceptable to them. VHA and UHC are the two largest stockholders of Neoforma, owning 41.8% and 10.4%, respectively, of the Company’s outstanding common stock. VHA and UHC own Novation, LLC, their supply company and Neoforma’s largest customer.

In late 2004, Neoforma’s board of directors appointed a special committee of independent directors to supervise the evaluation of strategic alternatives that Neoforma has undertaken, as previously disclosed in Neoforma’s Form 10-K for the year ended December 31, 2004. As announced on January 11, 2005, Neoforma has retained Merrill Lynch & Co. as its financial advisor to assist the Company and the special committee in this evaluation.

Now that VHA and UHC have determined their current intent, Neoforma and its advisors intend to accelerate their investigation of strategic alternatives for enhancing stockholder value, including a potential sale or merger of the Company, and to enter into negotiations with prospective parties in connection with certain alternatives.

In the context of a sale or merger transaction, VHA and UHC also have indicated that, based in part on the findings of their consultant, they believe a market competitive price of the services provided by Neoforma should be significantly less than the current fee. They also have indicated that they intend to renegotiate the outsourcing agreement to which Neoforma, VHA, UHC and Novation are all parties, and that such a renegotiation is a condition of continuing the outsourcing agreement after any sale or merger transaction. Neoforma, however, based on the findings of its own consultant, believes its current fee is reasonable and market competitive.

Neoforma believes that it has been a valuable and trusted partner to VHA, UHC and Novation and to their membership over the last five years. By delivering customized and proven supply chain management solutions, Neoforma has helped hospitals reduce costs and increase efficiencies, allowing them to focus on other critical priorities.

The current 10-year exclusive outsourcing agreement was originally entered into in March 2000 and was most recently amended in August 2003 as a result of negotiations between the parties to the contract. Under the terms of that amendment, the quarterly maximum payment from Novation to Neoforma was established at $15.25 million, or $61.0 million per year, beginning in 2004.

There can be no assurances that any particular alternative will be pursued or that any transaction will occur, or on what terms. In addition, there can be no assurances that a buyer acceptable to VHA and UHC will be willing to enter into a transaction on terms acceptable to Neoforma and VHA and UHC.

As previously disclosed, in the event of a change in control of Neoforma, Novation’s consent is required to assign the outsourcing agreement, because Novation has the right to terminate the agreement upon such a change in control transaction. Separately, either party has the right to request that a formal benchmarking process be undertaken. The detailed terms of the benchmarking provisions of the agreement have been included in a Form 8-K to be filed by Neoforma. At this time, none of the parties to the agreement have requested the formal benchmarking process be undertaken.

About Neoforma

Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information and services, Neoforma provides innovative solutions to over 1,500 hospitals and suppliers, supporting more than $10 billion in annualized transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving significant cost savings and better decision-making for both hospitals and suppliers. For more information, point your browser to http://www.neoforma.com.

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This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements related to Neoforma’s consideration of strategic alternatives, the intent of VHA, UHC and Novation to renegotiate the Outsourcing Agreement with a buyer or merger partner of Neoforma, the likelihood of a merger or sale of Neoforma, and in a sale or merger of Neoforma the intent of VHA and UHC to sell their shares of Neoforma, the intent of Novation, VHA and UHC to support the sale or merger and the timing for the completion of the sale or merger. There are a number of risks that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the risk that no strategic alternative will ultimately be considered, that a buyer or merger partner of Neoforma will not agree to renegotiated Outsourcing Agreement terms with VHA, UHC and Novation and that VHA and UHC may not agree to sell their shares to a merger partner or buyer of Neoforma or approve a merger or sale of Neoforma. Other risks are described in Neoforma’s periodic reports filed with the SEC, including its Form 10-K for the year ended December 31, 2004. These statements are current as of the date of this release and Neoforma assumes no obligation to update the forward-looking information contained in this news release.

Neoforma is a trademark of Neoforma, Inc. Other Neoforma logos, product names and service names are also trademarks of Neoforma, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.

Contacts:

Rebecca Oles, Neoforma, media, 408.468.4363, rebecca.oles@neoforma.com

Amanda Mogin, Neoforma, investors, 408.468.4251, amanda.mogin@neoforma.com